Exhibit 10.20

2016

AMPHENOL MANAGEMENT INCENTIVE PLAN

I.                                        Purpose

The purpose of the 2016 Management Incentive Plan is to reward eligible key employees of Amphenol Corporation and affiliated operations with performance based cash bonus payments provided certain individual, operating unit and/or Company goals are achieved.  The Compensation Committee of the Board of Directors has approved the 2016 Management Incentive Plan pursuant to its authority under the 2015 Amphenol Executive Incentive Plan.

II.                                   Eligibility

Key management personnel and target bonuses are as recommended by the CEO.  Generally, participation includes senior management positions, corporate staff managers, general managers and their designated direct reports.  Participation, target bonuses and bonus payments are as approved by the Compensation Committee.

III.                              Plan Components

Payments under the 2016 Management Incentive Plan are based primarily on performance against quantitative measures established at the beginning of each year. In addition, consideration will be given, when appropriate, to certain qualitative factors as further discussed below.

The quantitative portion of the 2016 Management Incentive Plan is contingent upon the Company’s achievement and/or each Group’s achievement, and/or each operating unit’s achievement and/or each individual’s achievement of performance targets and/or goals. These quantitative targets and/or goals include revenue growth, operating income growth, operating cash flow, return on investment, return on sales, organic growth and/or contribution to EPS growth. For 2016 quantitative performance criteria are based primarily on sales and income growth in 2016 over 2015 and actual performance in 2016 as compared to 2016 budget.

Qualitative factors considered in establishing performance based payment pursuant to the 2016 Management Incentive Plan include the following:  achievements against budget targets, operating margins, balance sheet management including cash flow, new market/new product positioning, operating unit and Group contribution to total Company performance, return on investment, return on sales, other specific individual objectives impacting Company performance, customer satisfaction, cost reductions and productivity improvement and quality management.

Performance based payments pursuant to the 2016 Management Incentive Plan may be adjusted if unusual and unanticipated market conditions materially impact the Company’s, a Group’s, an operating unit’s, or an individual’s growth and/or performance.

IV.                               Administration

•                  Payments are based upon average base salary during the Plan year (new hires will be prorated accordingly if hired after February 1st of the plan year). Targets and payments may be adjusted for special situations (ex. The participant moves to a new position during the year).

•                  The maximum allowable payout under the Plan is 2x the target bonus as applied to average base salary.

•                  The Committee may adjust the payout of any or all participants in consideration of (i) whether the payout to all participants as a percentage of the Company’s operating income falls within certain historical parameters, (ii) how the multiplier for the current year compares with the prior year, (iii) reasonableness and consistency and (iv) internal pay equity.

•                  To be eligible for the bonus payment, a participant must be an active employee on the payroll and in good standing as of December 31, 2016. Exceptions must be recommended by the CEO and be approved by the Compensation Committee.

•                  Payments are made not later than March 15th of the calendar year immediately following the Management Incentive Plan year.  All payments are subject to the recommendation of the CEO and the approval of the Compensation Committee.

•                  The Compensation Committee will interpret and administer the 2016 Management Incentive Plan in a manner consistent with the 2015 Amphenol Executive Incentive Plan

•                  The 2016 Management Incentive Plan is intended to be exempt from the requirements of the Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder (“Section 409A”) or if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan shall be construed in a manner consistent therewith.